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                                                                     Exhibit 5.1



                    [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]



                                       June 5, 1998


(202) 955-8500                                                     C 18699-00001


Boston Celtics Limited Partnership
Boston Celtics Limited Partnership II
Castle Creek Partners, L.P.
c/o Celtics, Inc.
151 Merrimac Street
Boston, MA 02114

     Re: Boston Celtics Limited Partnership 6% Subordinated Debentures due 2038 Boston Celtics Limited Partnership II Limited Partnership Units
          Castle Creek Partners, L.P. Limited Partnership Interests

Ladies and Gentlemen:

     We have acted as counsel for Boston Celtics Limited Partnership, a Delaware limited partnership ("BCLP"), Boston Celtics Limited Partnership II, a Delaware limited partnership ("BCLP II") and Castle Creek Partners, L.P., a Delaware limited partnership ("Castle Creek") in connection with the registration with the Securities and Exchange Commission on Form S-4 (File No. 333-50367), as amended (the "Registration Statement"), of BCLP's 6% Subordinated Debentures due 2038 (the "Subordinated Debentures"), units representing limited partnership interests in BCLP II (the "BCLP II Units") and limited partnership interests in Castle Creek (the "Castle Creek Interests"), each to be issued by BCLP, BCLP II and Castle Creek, respectively, in connection with the proposed reorganization (the "Reorganization") of BCLP. Capitalized terms used but not defined herein have the meanings given to them in the Registration Statement.

     We have examined the procedures heretofore taken, and are familiar with the procedures proposed to be taken by BCLP, BCLP II and Castle Creek in connection with the authorization,
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Boston Celtics Limited Partnership
Boston Celtics Limited Partnership II
Castle Creek Partners, L.P.
Page 2


issuance and distribution of the Subordinated Debentures, BCLP II Units and Castle Creek Interests, respectively, and we have made such investigations as we have deemed advisable for purposes of rendering this opinion. With respect to all documents examined by us, we have assumed that (i) all such documents are genuine, (ii) all documents submitted to us are authentic and (iii) all documents submitted to us as copies conform with the originals of those documents. For purposes of this opinion, we have also assumed the due authorization, execution and delivery by all parties thereto of all documents examined by us.

     We have examined, among other things, originals or copies of the following:

          (i)    The Registration Statement;

          (ii) The unanimous written consent of the Board of Directors of the general partner of BCLP approving the Reorganization and authorizing actions to be taken in connection therewith, the unanimous written consent of the Board of Directors of the general partner of BCLP II approving the Reorganization and authorizing actions to be taken in connection therewith and the unanimous written consent of the Board of Directors of the general partner of Castle Creek approving the Reorganization and authorizing actions to be taken in connection therewith;


          (iii) the form of indenture under which the Subordinated Debentures will be issued (the "Indenture"); and

          (iv) The Agreement and Plan of Reorganization, dated as of April 14, 1998, as amended (the "Plan").

     Based on the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations contained herein, we are of the opinion that:

     (i) The Subordinated Debentures, when issued in accordance with the terms of the Indenture and the Plan, will constitute legal, valid and binding obligations of BCLP, enforceable against it in accordance with their terms, subject to (i) the effect of applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers; (ii) the limitations imposed by general principles of equity (regardless of whether considered in a proceeding in equity or at law); and (iii) our understanding that there exist no agreements, understandings or negotiations
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Boston Celtics Limited Partnership
Boston Celtics Limited Partnership II
Castle Creek Partners, L.P.
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               among the parties to the Indenture that would modify the terms thereof or the respective rights or obligations of the parties thereunder.

     (ii) The BCLP II Units have been duly authorized by the Board of Directors of the general partner of BCLP II and, upon their issuance in conformity with the terms and conditions of the Plan, will be validly issued.

     (iii) The Castle Creek Interests have been duly authorized by the Board of Directors of the general partner of Castle Creek and, upon their issuance in conformity with the terms and conditions of the Plan, will be validly issued.

     The opinions set forth above are subject to the following qualification: we have relied as to factual matters on the representations and warranties of BCLP, BCLP II and Castle Creek set forth in the Plan of Reorganization and upon certificates and assurances of certain officers of BCLP, BCLP II and Castle Creek, as well as certificates and other assurances of public officials, which factual matters have not been independently established or verified by us.

     This opinion is limited to the present corporate laws of the State of Delaware, to the Delaware Revised Uniform Limited Partnership Act, with respect to the enforceability opinion set forth in paragraph (i) above, the law of the State of New York, and to the facts as they presently exist. In rendering the opinions expressed in paragraphs (ii) and (iii) above, we have relied, with their permission, on the opinion of Morris, Nichols, Arsht & Tunnell dated June 5, 1998, addressed to Gibson, Dunn & Crutcher LLP, insofar as such opinions relate to the laws of the State of Delaware. We assume no obligation to revise or supplement this opinion in the event of changes in such laws or the judicial interpretations thereof or in the event of changes in such facts.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


                                       Very truly yours,


                                       /s/ Gibson, Dunn & Crutcher LLP

                                       GIBSON, DUNN & CRUTCHER LLP